Exhibit 99.11

GUARANTY

For valuable consideration, the receipt and sufficiency of which is hereby ack-nowl-edged, Lounsberry Holdings I, Inc., a Delaware corporation (“Guarantor”), hereby unconditionally and irrevocably guarantees to Cornell Capital Partners, LP (“Cornell”), the payment by Global Defense Corporation, a Delaware corporation (“GDC”), of GDC’s obligations to make a payment in the amount of one hundred seventy five thousand dollars ($175,000) pursuant to a certain settlement and release agreement dated January , 2006, among Cornell, GDC and Paul B. Silverman.

The obligations of Guarantor shall not be impaired, diminished or discharged, in whole or in part, by any extension of time granted by the Cornell, by any course of dealing between the Cornell and GDC, or by the unenforceability of GDC’s obligations, in whole or in part, for any reason whatsoever.

In the event that Cornell commences litigation against the Guarantor in order to enforce its rights under this Guaranty, Guarantor shall be liable for all reasonable costs and expenses of collection, including, without limitation, reasonable attorneys' fees and expenses.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed entirely within such State without regard to principles of conflicts of law. IN ANY SUCH ACTION, GUARANTOR WAIVES ANY RIGHT TO A TRIAL BY JURY

IN WITNESS WHEREOF, Guarantor has executed this Guaranty this th day of January, 2006.

LOUNSBERRY HOLDINGS I, INC.

By:	/s/
Paul B. Silverman, President and CEO